Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Paul Surdez - 609-452-4807 or 336-436-5076
Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP'S ZERO COUPON CONVERTIBLE SUBORDINATED NOTES DUE 2021 TO ACCRUE CONTINGENT INTEREST

Burlington, NC, September 12, 2016 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today that for the period of September 12, 2016 to March 10, 2017, its Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes) will, subject to the terms of the Zero Coupon Notes, accrue contingent cash interest at a rate of no less than 0.125% of the average market price of a Zero Coupon Note for the five trading days ended September 9, 2016, in addition to the continued accrual of the original issue discount. Contingent cash interest, which the Company has determined to be approximately $2.31 per Note, will be payable to holders of the Zero Coupon Notes as of the record date, which is February 27, 2017. The payment of contingent cash interest is expected to be made on March 10, 2017.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is the world’s leading healthcare diagnostics company, providing comprehensive clinical laboratory services through LabCorp Diagnostics, and end-to-end drug development support through Covance Drug Development. LabCorp is a pioneer in commercializing new diagnostic technologies and is improving people’s health by delivering the combination of world-class diagnostics, drug development and knowledge services. With net revenue in excess of $8.5 billion in 2015 and more than 50,000 employees in approximately 60 countries, LabCorp offers innovative solutions to healthcare stakeholders. LabCorp clients include physicians, patients and consumers, biopharmaceutical companies, government agencies, managed care organizations, hospitals, and clinical labs. To learn more about Covance Drug Development, visit www.covance.com. To learn more about LabCorp and LabCorp Diagnostics, visit www.labcorp.com.

This press release contains forward-looking statements including with respect to estimated 2016 guidance and the impact of various factors on operating results. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace, adverse actions of governmental and other third-party payers and the results from the Company’s acquisition of Covance. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2015, and the Company’s Form 10-Q for the quarter ended June 30, 2016, including in each case under the heading risk factors, and in the Company’s other filings with the SEC, as well as in the risk factors included in Covance’s filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended December 31, 2015, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.